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FOR IMMEDIATE RELEASE

Contact:

 William Rue                                      Investor Relations for
 Chief Operating Officer                          Salton/Maxim Housewares, Inc.
 Salton/Maxim Housewares, Inc.                    Press: Michael McMullan
 (847) 803-4600                                   Morgen-Walke Associates
                                                  (212) 850-5600

 Cindy Solovei                                    Investor Relations for
 Assistant Vice President-Finance                 Windmere-Durable Holdings
 Windmere-Durable Holdings, Inc.                  Press: Stanley Berger
 (305) 362-2611                                   SM Berger & Company
                                                  (216) 464-6400


SALTON/MAXIM HOUSEWARES AND WINDMERE-DURABLE HOLDINGS ENTER INTO AGREEMENT

MOUNT PROSPECT, Illinois, (May 7, 1998)-- Salton/Maxim Housewares, Inc. (Nasdaq:
SALT) and Windmere-Durable Holdings, Inc. (NYSE:WND), the 50% stockholder of Salton, today annouced that they have entered into an agreement which grants Salton the right to purchase Windmere's 6,535,072 shares of Salton for $12 per share in cash plus a six and one-half year, $15 million subordinated promissory note bearing interest at 4% per annum, payable to Windmere. The note is offset by 5% of the total purchase price paid by Salton for product purchases from Windmere and its affiliates during the term of the note. The aggregate value of the transaction would be equivalent to $14.27 per share of Salton common stock. If Salton fails to exercise their right on or prior to June 30, 1998 or to close the purchase on or prior to October 30, 1998, then Windmere will have the right to acquire all of the shares of Salton which it does not own in a tender offer and/or merger for $14.27 per share in cash or in registered shares of Windmere common stock.

The agreement further provides that in the event Salton acquires Windmere's 50% interest in Salton: (i) Windmere will simultaneously pay in full its $10.8 million promissory note to Salton; (ii) Salton will repurchase for approximately $3.3 million an option owned by Windmere to purchase up to 458,500 shares of Salton stock; and (iii) various contractual and other arrangements, including those relating to Kmart, will continue subject to certain modifications.


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The agreement between Salton and Windmere and the rights and obligations of the parties thereunder may be terminated on or prior to May 18, 1998 by: (i) Salton if a special committee of the Board of Directors of Salton consisting of Messrs. Frank Devine and Bert Doornmalen does not determine that the transactions comtemplated by the agreement are in the best interest of Salton and its stockholders (other than Windmere); or (ii) Windmere if the Board of Directors of Windmere does not determine that the transactions contemplated by the agreement are in the best interests of Windmere and its stockholders. The consummation of the transactions contemplated by the agreement is subject to a number of further conditions: including the termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and if required by the form of transaction, stockholder approval. There can be no assurance that Salton will purchase Windmere's 50% interest or, if Salton fails to exercise or close its right to purchase such interest, that Windmere will acquire any of the shares of Salton which it does not own.